Exhibit 10.5

Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ***.

A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

MASTER PURCHASE AGREEMENT

This Master Purchase Agreement (“Agreement”) is effective as of the date of the last party to sign below (the “Effective Date”) and is entered into by and between Google Inc., a Delaware corporation having offices at 1600 Amphitheatre Parkway, Mountain View, California 94043 USA (“Google”), and InnoLight Technology Inc., a US-China Joint Venture Company, incorporated in Suzhou, China , having offices at 328 Xinghu Street, 12-A3, Suzhou Industrial Park, Jiangsu Province, China 215123 (“Supplier”).

1.	Definitions.

1.1	“Addendum” means an addendum to this Agreement adding terms for the provision of Services.

1.2	“Affiliate” means with respect to any entity, any other entity that now or in the future, directly or indirectly controls, is controlled with or by or is under common control with such entity. For purposes of the foregoing, “control” means, with respect to:

(a)	a U.S. corporation, the ownership, directly or indirectly, of fifty percent (50%) or more of the voting power to elect directors thereof or, for purposes of non-U.S. corporations, if less than fifty percent (50%), the maximum amount allowed by applicable law; and

(b)	any other entity, fifty percent (50%) or more ownership interest in such entity, or with respect to other foreign entities, the power to direct the management of such entity.

1.3	“Business Day” means a regular weekday on which a party is open for business at its locality.

1.4	“Google Designated Buyer” means an entity that Google designates in writing to purchase Products from Supplier on Google’s or its Affiliates’ behalf.

1.5	“Intellectual Property Rights” means worldwide common law and statutory rights associated with:

(a)	patents and patent applications;

(b)	works of authorship, including mask work or topography rights, copyrights, copyright applications, copyright registrations and “moral” rights;

(c)	the protection of trade and industrial secrets and confidential information;

(d)	other proprietary rights relating to intangible intellectual property (specifically excluding trademarks, tradenames and service marks);

(e)	analogous rights to those set forth above; and

(f)	divisions, continuations, renewals, re-issuances and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired.

1.6	“Ordering Party” means Google, any of Google’s Affiliates, or a Google Designated Buyer.

1.7	“Product Exhibit” means an exhibit to this Agreement executed by the parties, in the form of Exhibit A attached hereto, which sets forth Product-specific terms and conditions for Supplier’s manufacture and an Ordering Party’s purchase of Product.

1.8	“Product” means product that Supplier sells to Ordering Party under this Agreement.

1.9	“Purchase Order” means a purchase order for Product that an Ordering Party submits to Supplier under this Agreement.

1.10	“Services” means those services that Supplier will provide to an Ordering Party, as described in the applicable Product Exhibit or Addendum. For example, custom product development and manufacturing services would be described in an Addendum.

1.11	“Specifications” means those specifications set forth in a Product Exhibit or Addendum or as the parties may otherwise agree to in writing.

1.12	“Technology” means all technical information, know-how, ideas, concepts, processes, procedures, designs, schematics, works of authorship, inventions and discoveries (which are patentable, copyrightable, registrable as a mask work or topography, protectable as a trade secret or otherwise protectable as an Intellectual Property Right), owned by a party or licensed to a party (to the extent such party has the right to sublicense).

1.13	“Warranty Period” means the period of *** from the date of Google’s acceptance of a Product.

2.	Scope of Agreement.

2.1	This Agreement sets forth the terms and conditions under which an Ordering Party may purchase Products and related Services from Supplier and its Affiliates. Supplier and Google each enter into this Agreement on behalf of itself and its Affiliates. By placing a Purchase Order, a Google Affiliate agrees to the terms of this Agreement. By accepting a Purchase Order, a Supplier Affiliate agrees to the terms of this Agreement and in that case the term Supplier refers to that Supplier Affiliate in each instance in this Agreement. The terms of this Agreement govern Purchase Orders placed by a Google Designated Buyer. Google and its Affiliates have the same rights and remedies with respect to Product and Services purchased by a Google Designated Buyer under this Agreement as if they purchased it directly from Supplier.

2.2	No Obligation to Purchase and Non-Exclusivity. This Agreement does not create any obligation by an Ordering Party to purchase any Product or Services from Supplier, except as set forth in a Purchase Order, or to purchase any Product or Services exclusively from Supplier.

3.	Prices.

3.1	Prices for Product. Prices for Products and Services will be specified in the applicable Product Exhibit or Addendum to the Agreement. Such prices are the maximum prices to be paid by an Ordering Party for the Products or Services purchased.

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

3.2	Lowest Product Price. Supplier warrants that the price for each Product or Service will not be higher than the lowest price then offered by Supplier for similar products or services to any other customer of Supplier at similar volumes. During the Term of this Agreement and for a period of two (2) years thereafter, Google will have the right, upon reasonable prior written notice, to have an independent auditor audit Supplier’s applicable books and records as necessary to verify Supplier’s compliance with the foregoing warranty. If an audit reveals that Supplier has not complied with the foregoing warranty, then Supplier will reimburse Google for the audit and remedy the difference by issuing to Google, at Google’s option, either a credit or refund within thirty (30) calendar days of the date of Google’s invoice to Supplier.

3.3	Taxes. Prices stated in any Product Exhibit or Addendum do not include Taxes. “Tax(es)” means all state, municipal, federal, national, or other governmental excise, sales, value-added, use, personal property, and occupational taxes, excises, withholding taxes and obligations and other levies now in force or enacted in the future, except for taxes based on Supplier’s net income, personal and real property, and assets. The Ordering Party will pay Taxes separately indicated on the invoice for the applicable Product or Service. However, the Ordering Party will have no obligation to pay any Taxes if it provides Supplier with a valid tax exemption resale certificate or other similar document.

4.	Ordering Product.

4.1	Purchase Orders. When Google or its Affiliates desire to order Products or Services from Supplier, Google or its Affiliates will either directly or through a Google Designated Buyer submit a Purchase Order to Supplier in writing or through electronic transmission. Purchase Orders will contain:

(a)	an order number;

(b)	Google model number and revision level (if applicable);

(c)	Supplier part number and revision level (if applicable);

(d)	price per unit of Product or the price for the Service;

(e)	the quantity of the Product (if applicable);

(f)	the requested delivery date;

(g)	the destination location where Supplier is to deliver the Product or Service; and

(h)	transportation instructions, bill-to address, and such other information as the parties may agree.

4.2	No Conflicting Terms. Any terms in Supplier’s quote or any other documentation related to a Purchase Order that are in addition to or conflict with the terms and conditions of this Agreement will be null and void.

4.3	Aggregating Purchases. All purchases of Products by an Ordering Party will be aggregated for the benefit of other Ordering Parties for purposes of volume pricing or other terms or conditions dependent on volume.

4.4	Purchase by Gooqle Affiliates and Gooqle Designated Buyers. GOOGLE INC. WILL NOT INCUR OR ASSUME ANY LIABILITY WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, PAYMENT OBLIGATIONS AND BREACH OF ANY TERM OF THIS AGREEMENT, ON BEHALF OF THE GOOGLE AFFILIATES OR GOOGLE DESIGNATED BUYERS REFERENCING THIS AGREEMENT OR OTHERWISE ACQUIRING PRODUCTS UNDER THIS AGREEMENT. Supplier may condition its acceptance of Purchase Orders from Google Affiliates and Google Designated Buyers on verification of their credit worthiness satisfactory to Supplier.

4.5	Acceptance by Supplier. Supplier will accept or reject in writing (which may occur by electronic mail) all Purchase Orders within three (3) Business Days following their receipt. Any Purchase Order not rejected within (3) Business Days of its receipt will be deemed accepted by Supplier. The delivery date will be the date stated in the Purchase Order unless the parties mutually agree otherwise in writing (which may occur by electronic mail).

4.6	Allocation. Supplier agrees that, in the event of a Product shortage, Supplier will fulfill Purchase Orders no less favorably than any other Supplier customer. Supplier will provide Google with as much notice as possible if it anticipates or has reason to believe that Supplier’s output of the Product will not be sufficient to meet all of Google’s requirements for any period.

4.7	Purchase Order Changes.

(a)	An Ordering Party may change the delivery destination for Products in any Purchase Order without charge upon written notice to Supplier no later than one (1) Business Day prior to the scheduled shipping date.

(b)	An Ordering Party may reschedule Products in any Purchase Order without charge upon written notice to Supplier no later than fifteen (15) Business Days prior to the scheduled shipping date.

4.8	Purchase Order Cancellations. An Ordering Party may cancel a Purchase Order at any time upon written notice to Supplier and Supplier will immediately cease all further work in connection with that Purchase Order.

(a)	Cancellation Charges. There will be no charges for cancellations outside of the Product’s standard lead-time or thirty (30) calendar days prior to delivery, whichever is shorter; otherwise:

(i)	for Supplier off-the-shelf product, Supplier may invoice the Ordering Party for cancelled Products that it cannot sell to its other customers after good faith, verifiable efforts to do so for at least three (3) months. Supplier must invoice the Ordering Party within thirty (30) calendar days after the three (3) month period; otherwise all claims will be waived.

(ii)	for Google-unique product, Supplier will use its best efforts to return or re-use raw materials purchased for the cancelled Purchase Order. If neither returning nor re-using such raw materials is possible, Supplier will use its best efforts sell them. Supplier may invoice the Ordering Party within ninety (90) days following the date of Purchase Order cancelation at a charge equal to:

(A)	Supplier’s cost for raw materials that it could not return, re-use, or sell, and

(B)	a pro-rata share of the Product price based upon percentage completion of the cancelled Product for work-in-progress.

(b)	Affected Product. Upon payment of Supplier’s invoice for cancelled Product, Supplier will ship all Product and work-in-progress that is the subject of that invoice to the location that Google specifies, in accordance with the terms of this Agreement.

(c)	Sole Remedy. THIS SECTION 4.8 SETS FORTH SUPPLIER’S ENTIRE REMEDIES WITH RESPECT TO A CANCELLATION OF ANY PURCHASE ORDER.

4.9	Discontinuance. Supplier agrees to continuously supply Product for a period of *** following the date of first shipment under this Agreement unless the parties agree otherwise in writing. After the end of this period, Supplier must give Google at least nine (9) months’ prior written notice to discontinue manufacture of the Product. An Ordering Party may place Purchase Orders for discontinued Product until the end of the nine month notice period, but the last delivery date for discontinued Product may not be more than twelve (12) months after the end of the nine month notice period.

5.	Product Delivery

5.1	Shipping.

(a)	Unless otherwise specified in the applicable Product Exhibit,

(i)	Supplier will deliver all Products by the delivery date FCA Supplier’s facilities, INCOTerms 2010; and

(ii)	title to the Products will transfer to Google when Supplier tenders the Products to the freight forwarder at the designated location.

(b)	Supplier must ship all Products as specified in the Purchase Order and according to any other instructions Google may give to Supplier.

(c)	If a shipment will be late, Supplier will immediately notify Google and Google may change shipping to premium transportation. Supplier will be responsible for the difference between the cost of such premium transportation and the original shipping cost unless the delay is due to a Force Majeure event as described in Section 17.1.

5.2	Packing. Supplier will package all Products according to Google’s instructions, and if none are provided, then according to good commercial practice to ensure safe arrival of the Products at the named destination. Supplier will mark all containers with necessary lifting, handling and shipping information along with Purchase Order numbers, date of shipment, and the names of the consignee and consignor. Each shipment must contain an itemized packing list, including a prominent reference to the Purchase Order number and the description, part number, revision level, and quantity of the Products shipped.

5.3	Excess Product; Advance Delivery. The Ordering Party reserves the right to refuse any delivery made more than five (5) calendar days in advance of the delivery date and any quantity of Product in excess of that specified in the applicable Purchase Order. The Ordering Party may return excess Product freight collect. If the Ordering Party refuses a delivery made in advance of the delivery date, Supplier will redeliver Product on the correct date at Supplier’s expense.

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

5.4	Export Control. Supplier agrees to provide to Google for each Product, upon signing this Agreement and when new Product is purchased, the:

(a)	country of origin,

(b)	Harmonized Tariff System (HTS) classification,

(c)	Export Control Classification Number (ECCN), and

(d)	information as to whether or not the Product is classified under the U.S. Munitions List (22 C.F.R. 121).

6.	Product Acceptance.

6.1	Inspection and Acceptance. An Ordering Party will inspect Product for compliance with its Specifications and may reject Product within thirty (30) Business Days after its receipt at Ordering Party’s facilities. An Ordering Party may inspect and reject Products by product lot in accordance with Google standard testing procedures. If Supplier qualifies to bypass Google’s incoming inspection requirements, then the Ordering Party may reject any Product that is discovered non-operable upon its removal from its original packaging and initial check-out within ninety (90) Business Days of its receipt at Ordering Party’s facilities.

6.2	Rejection.

(a)	If any Product is rejected under Section 6.1, Google has the right, at its sole option, to:

(i)	require its replacement;

(ii)	require its repair;

(iii)	return the Product for credit or refund;

(iv)	accept the Product with a mutually agreed upon adjustment in price; or

(v)	retain the Product and withhold payment pending Supplier’s instructions.

(b)	Supplier will repair or replace any Product, as directed by Google under this Section 6.2, at Supplier’s expense within five (5) Business Days of Google’s request. If Supplier fails to do so, Google will have the right, without limitation and at its sole discretion, to:

(i)	repair or replace the Product and charge Supplier for the costs to do so;

(ii)	cancel the applicable Purchase Order without penalty;

(iii)	terminate this Agreement for default in accordance with Section 16.2(a); and

(iv)	require a refund of any payments made with respect to the rejected Product.

7.	Payment.

7.1	Payment Terms. Supplier will invoice the Ordering Party for Products upon shipment, or for Services upon Ordering Party’s acceptance of the Services. The Ordering Party will pay any undisputed portion of an invoice for accepted Product or Services within thirty (30) days following receipt of a correct invoice by its accounts payable department. Correct invoices must include: Purchase Order number, Product part number, complete bill-to address, description of Products or Services, quantities, unit price, extended totals, and any applicable tax or other charges. The Ordering Party does not have to pay any invoice submitted one hundred eighty (180) days or more after shipment of Product or completion of Services.

7.2	Disputed Invoices. The Ordering Party will initiate invoice disputes only in good faith and with a written description of the disputed portion of the invoice. Payment of any undisputed portion of Supplier’s invoice will not in any way compromise or prohibit the Ordering Party’s right to object and refuse payment of the disputed portion.

8.	Manufacture of Products.

8.1	Specifications; Changes.

(a)	Supplier will manufacture Product in accordance with the Specifications.

(b)	Supplier will notify Google in writing ninety (90) days in advance of implementing any change to a Product, including, without limitation, any change to the: form, fit, function, design, appearance, location of manufacture, components, component vendor, or manufacturing process of any Product.

(c)	Any change to the form, fit, or function of a Product that makes the Product no longer meet its Specification will be deemed a discontinuation of that Product and Supplier will give Google notice of such discontinuation pursuant to Section 4.9 above.

8.2	Product Improvements. Supplier will promptly advise Google of any Improvement in Supplier’s Technology related to the Products. “Improvement” means, without limitation, additional features, lower power consumption, higher speed, higher levels of integration, and shorter manufacturing time. At Google’s request, Supplier will discuss with Google the timeline and effect of incorporating an improved Technology in any Product.

8.3	Cost Reductions. Supplier will work on achieving all feasible cost savings on both materials and processes, including those suggested by Google, and will pass on those savings to Google by reducing the price of the Products.

9.	Quality.

9.1	ISO 9001:2000. All Supplier manufacturing facilities must be at a minimum ISO 9001:2000 certified.

9.2	Facility Inspection. Google may, upon reasonable advance notice to Supplier, send its quality control personnel, accounting personnel, insurance inspectors or other third-party agents to Supplier’s facilities to inspect the facilities and audit Supplier’s manufacturing processes. Supplier will provide Google with all written copies of operational procedures, test results and any other documentation Google reasonably deems appropriate in order for Google to complete its audit of Supplier’s facilities.

9.3	Quality Control. Supplier will maintain quality assurance systems for the manufacture and shipping of Product that are at least industry standard or as specified by Google.

9.4	Corrective Action Request. Supplier must maintain at each Supplier facility a procedure for resolving any concerns that Google communicates to Supplier or that Supplier otherwise identifies.

9.5	Product Warranty.

(a)	Supplier warrants that Products will be new and unused at the time of delivery.

(b)	Supplier warrants for the Warranty Period that:

(i)	Products will perform in accordance with the applicable Specifications, and

(ii)	Products will be free from defects in materials and workmanship, and design.

9.6	Failure Analysis. Supplier will perform a failure analysis of all returned Product that is suspected to be defective. Supplier will use reasonable efforts to respond within one (1) week of receipt of the Product with an initial assessment of the cause of the defect and within three (3) weeks of receipt of the Product with the root cause of the defect.

9.7	Replacement Procedure. During the Warranty Period, Supplier will, at its expense and risk, replace any defective Product and deliver new Product to the location designated by Google within ten (10) Business Days of receipt of Google’s notice that a Product is defective. All Products undergoing repair will at all times remain the property of Google. Supplier will warrant replacement Product for ninety (90) days following Google’s acceptance of the replacement Product or the remainder of the Product’s Warranty Period, whichever is longer.

9.8	Epidemic Failure.

(a)	Definition. An “Epidemic Failure” exists if during the Term:

(i)	at least *** of the total Google and Google Affiliate installed base of a Product (including refurbished product) exhibits a substantially similar failure within ***; or

(ii)	at least *** of the total Google and Google Affiliate installed base of a Product (including refurbished product) exhibits a substantially similar failure within any ***, or

(iii)	at least *** of the then current total Google and Google Affiliate installed base of a Product exhibits a substantially similar failure within any ***.

(b)	Procedure. Google will promptly notify Supplier upon discovery of an Epidemic Failure and Supplier will:

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(i)	give Google an initial response within five (5) Business Days for Supplier’s containment and preliminary plan for diagnosing the problem;

(ii)	exert all commercially reasonable efforts to diagnose the problem and plan a work-around or more permanent solution acceptable to Google;

(iii)	apply its engineering change order procedure in appropriate circumstances for problems originating in the manufacturing process;

(iv)	prepare a work-around as an interim solution if one is needed and in consultation with Google; and

(v)	prepare a mutually agreeable recovery plan.

(c)	In the event of an Epidemic Failure, Google may require Supplier to replace all defective Products in Google’s and its Affiliates’ installed base that may be susceptible to the same failure.

(d)	If Google and Supplier in good faith cannot agree on a recovery plan within ninety (90) days after discovery of the Epidemic Failure or if Supplier fails to fully perform an agreed upon recovery plan, Google may undertake any unilateral action to recall, repair, and replace Products without prior consultation with Supplier.

(e)	Supplier will be responsible for all costs incurred by Supplier, Google or any Google subcontractors or Affiliates in rectifying any Epidemic Failure.

9.9	Business Continuity Plan. Supplier will establish a business continuity plan for the manufacture of the Products in the event of natural disaster, damage or other event that renders Supplier’s facilities incapable of manufacturing the Products. Supplier will provide Google with a copy of this plan within ninety (90) days of the Effective Date of this Agreement. The plan must include, at a minimum:

(a)	Supplier’s alternative manufacturing sites;

(b)	the number of days for resumption of manufacture of the Product from the date of the event;

(c)	an information technology back-up and recovery strategy;

(d)	a facility and essential equipment back-up and recovery strategy;

(e)	a customer service back-up and recovery strategy;

(f)	an administration and operations back-up and recovery strategy;

(g)	a back-up power arrangements and recovery strategy; and

(h)	a procedure for updating the plan.

10.	License Grant, Intellectual Property Rights.

10.1	License Grant. Supplier hereby grants Google and its Affiliates a perpetual, irrevocable, nonexclusive, worldwide, fully paid-up, royalty-free license to use any Technology as it is embedded or incorporated in a Product, or that is necessary for use of a Product, including any bug fixes, updates or upgrades thereto developed by Supplier for the respective Product and to sell, offer for sale, import, and otherwise dispose of the Product.

10.2	Trademarks. Nothing in this Agreement will be construed as a grant of any license, right, or interest in any trademark, tradename or service mark of either party.

10.3	Proprietary Rights Notices. Supplier will retain and not alter or modify any Google proprietary rights notices on Google Technology.

11.	Confidentiality.

11.1	“Confidential Information” means:

(a)	the terms and existence of this Agreement, and

(b)	any information of a party disclosed to the other party during the Term of this Agreement that it considers confidential or proprietary, including, but not limited to, tangible, intangible, visual, electronic, present, or future information such as:

(i)	trade secrets;

(ii)	financial information (including pricing);

(iii)	technical information (including research, development, procedures, algorithms, data, designs, and know-how);

(iv)	business information(including operations, planning, marketing interests, and products); and

(v)	information acquired during any site visit.

11.2	Obligations. Each party must:

(a)	hold the other party’s Confidential Information in strict confidence and treat that information with the same degree of care as it uses in dealing with its own confidential information, but no less than a reasonable degree of care;

(b)	not disclose the other party’s Confidential Information to any third party, except to employees, agents and subcontractors who “need to know” that information and have agreed in writing to obligations of confidentiality and use no less restrictive than those set forth in this Section 11;

(c)	use the other party’s Confidential Information only as necessary to perform under this Agreement and not for any other purpose; and

(d)	upon termination or expiration of this Agreement or at any time upon the other party’s request, destroy or return to the other party, at the other party’s option, all tangible Confidential Information of the other party in its possession and in the possession of any of its agents and subcontractors.

11.3	Exceptions.

(a)	The obligations of Section 11.2 do not apply to:

(i)	information that is or becomes generally available to the public other than by reason of any breach of this Agreement;

(ii)	information already known by the receiving party without confidentiality restriction prior to the date of disclosure;

(iii)	information disclosed to the receiving party by a third party who has the right to disclose the information without any obligations of confidentiality; and

(iv)	information developed by or on behalf of the receiving party independently, without reliance on Confidential Information received under this Agreement, as demonstrated by written records.

(b)	A party may disclose Confidential Information in order to comply with applicable legal requirements of a public authority, law, rule of court or regulation, but only if the receiving party:

(i)	promptly notifies the disclosing party of the obligation to disclose in order to allow the disclosing party to object or seek a protective order; and

(ii)	only discloses the minimum amount of Confidential Information that is necessary to comply with the required disclosure.

11.4	No Rights. Except for the limited use rights set forth in this Agreement, neither party acquires any right, title, or interest in and to the other party’s Confidential Information.

11.5	Independent Development. Each party understands that the party receiving Confidential Information may now or in the future be developing proprietary information internally or receiving proprietary information from third parties in confidence that may be similar to the disclosed Confidential Information. Nothing in this Agreement will be construed as a representation or inference that the receiving party will not develop products, for itself or others, that compete with the products, processes, systems or methods contemplated by disclosed Confidential Information, so long as the receiving party does not do so in breach of this Agreement.

11.6	Injunctive Relief. Each party acknowledges that any material violation by a party of the rights and obligations provided in this Section 11 may result in immediate and irreparable injury to the other party, and hereby agrees that the other party may be entitled to seek immediate temporary, preliminary, and permanent injunctive relief against any continued violations upon adequate proof, as required by applicable law.

12.	Anti-Bribery Laws.

12.1	Compliance with Anti-Bribery Laws. In performance of its obligations under this Agreement, Supplier will comply with all applicable commercial and public anti-bribery laws, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Bribery Laws”), which prohibits corrupt offers of anything of value, either directly or indirectly, to a government official to obtain or keep business or to secure any other improper commercial advantage. “Government officials” include any government employee; candidate for public office; and employee of government-owned or government-controlled companies, public international organizations, and political parties. Furthermore, Supplier will not make any facilitation payments, which are payments to induce officials to perform routine functions they are otherwise obligated to perform.

12.2	Representations and warranties. Supplier represents and warrants that it will make commercially reasonable and good faith efforts to comply with Google’s due diligence process, including providing requested information.

12.3	Termination. Google may terminate this Agreement immediately upon written notice to Supplier if Google believes, in good faith, that Supplier has violated or caused Google to violate any Anti-Bribery Laws, or that such a violation is reasonably likely to occur.

13.	Representations and Warranties.

13.1	Supplier represents and warrants that:

(a)	it has the full power to enter into this Agreement, to carry out its obligations under this Agreement, to grant the rights and licenses granted to Google in this Agreement, and its compliance with the terms and conditions of this Agreement will not violate any agreements it has with any third party;

(b)	its performance under this Agreement will be of professional quality and performed consistent with generally accepted industry standards, and the Products and deliverables delivered under this Agreement will be safe for normal use;

(c)	it will obtain and assign or otherwise provide to Google the benefits of warranties and guarantees provided by manufacturers or suppliers of material or equipment incorporated into the Products or Services, and will perform its responsibilities so that such warranties or guarantees remain in full effect;

(d)	the Ordering Party will acquire good and clear title to the Products and any deliverables provided by Supplier under this Agreement free and clear of all liens, claims, and encumbrances;

(e)	all materials and Services provided by Supplier under this Agreement are either owned, properly licensed by Supplier or in the public domain and their use by Google will not infringe any proprietary rights of any third party;

(f)	neither Supplier nor any of its employees or agents will bring to the Ordering Party or use in the performance of its duties under this Agreement any materials or documents of another party considered confidential or proprietary unless it has obtained written authorization from that party and the informed consent of Google;

(g)	it has, in performance of work under this Agreement, complied with or will comply with all applicable national, federal, state, and local, laws, ordinances, and regulations now or hereafter enacted, including, but not limited to, those which regulate any material because it is radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, such as the Waste Electrical and Electronic Equipment Directive (“WEEE”) and European Union Directive on the Restriction of Hazardous Substances (“RoHS”);

(h)	it will secure, maintain, and furnish to Google upon request certificates certifying adequate worker’s compensation insurance in accordance with the laws of each nation or state in which it performs under this Agreement; and

(i)	it is an equal opportunity employer committed to the principles of nondiscrimination in the workplace and it does not discriminate in employment on the basis of age, race, creed, color, religion, sex, sexual orientation, national origin, disability, marital status, veteran status or any other basis that is prohibited by national, federal, state or local law.

13.2	Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

14.	Indemnification.

14.1	Obligation to Indemnify. Supplier agrees to defend, indemnify, and hold harmless Google and its Affiliates, and their officers, directors and employees from and against any and all damages, liabilities, costs and expenses (including but not limited to attorneys’ fees) incurred by them arising from or as a result of any third party claims related to:

(a)	an allegation that any Products or their use or sale infringe upon, misappropriate or violate any Intellectual Property Rights of any third party;

(b)	Supplier’s or its agents’ breach of this Agreement;

(c)	Supplier’s or its agents’ negligence, willful misconduct, fraud, misrepresentation, or violation of law; or

(d)	any property damage, personal injury or death related to Supplier’s or its agents’ performance under this Agreement.

14.2	Indemnification Procedure. In connection with Supplier’s indemnification under this Agreement:

(a)	Google will promptly notify Supplier of any such claim and grant Supplier control of the defense and all related settlement negotiations.

(b)	Google may have its own counsel in attendance at all public interactions and substantive negotiations at its own cost and expense.

(c)	Google will reasonably cooperate with Supplier, at Supplier’s expense, in defending or settling the claim.

(d)	Supplier will not settle any claim that materially prejudices Google without Google’s prior written consent.

14.3	Injunction. If by reason of an Intellectual Property Right claim, Google or its Affiliate is prevented or in Google’s opinion is likely to be prevented by an injunction or other legal means from using any Products or Services, Supplier will, at its expense:

(a)	obtain all rights required to permit Google’s and its Affiliate’s use of the Products or Services;

(b)	modify or replace the Products or Services with non-infringing ones that are satisfactory to Google; or

(c)	promptly refund to Google and its Affiliates the invoiced purchase price of any Products Google and its Affiliates are legally prohibited from using if Supplier is unable to achieve either of options (a) or (b) above within thirty (30) days of receipt of notice of an injunction. Supplier will also refund to Google and its Affiliates all shipping, storage, and related costs to return those Products to Supplier if they are Supplier’s standard products, or the cost for Google and its Affiliates to destroy those Products if they are custom or unique to Google.

15.	Limitation of Liability.

15.1	EXCEPT FOR BREACHES OF CONFIDENTIALITY UNDER SECTION 11 AND SUPPLIER’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR ANY ADDENDUM TO THIS AGREEMENT, NEITHER PARTY NOR GOOGLE’S AFFILIATES WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, HOWEVER ARISING WHETHER OR NOT THAT PARTY WAS AWARE OF THE POSSIBILITY OF THOSE DAMAGES AND DESPITE THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED IN THIS AGREEMENT.

15.2	EXCEPT FORA BREACH OF CONFIDENTIALITY UNDER SECTION 11, IN NO EVENT WILL GOOGLE’S OR GOOGLE’S AFFILIATE’S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE LESSER OF THE AMOUNT GOOGLE HAS ACTUALLY PAID TO SUPPLIER UNDER THIS AGREEMENT FOR THE PREVIOUS TWELVE (12) MONTHS IMMEDIATELY PRIOR TO THE SUBJECT CLAIM OR ONE MILLION DOLLARS ($1,000,000).

15.3	EXCEPT FORA BREACH OF CONFIDENTIALITY UNDER SECTION 11, SUPPLIERS OBLIGATIONS UNDER SECTION 9.8 (EPIDEMIC FAILURE), AND SUPPLIER’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR ANY ADDENDUM TO THIS AGREEMENT, IN NO EVENT WILL SUPPLIER’S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE GREATER OF THE AMOUNT GOOGLE HAS ACTUALLY PAID TO SUPPLIER UNDER THIS AGREEMENT FOR THE PREVIOUS TWELVE (12) MONTHS IMMEDIATELY PRIOR TO THE SUBJECT CLAIM OR ***.

15.4	THE PARTIES AGREE THAT THIS SECTION 15 REPRESENTS A REASONABLE ALLOCATION OF RISK.

16.	Term and Termination.

16.1	Term. This Agreement will have an initial term of five (5) years commencing from the Effective Date and will automatically renew for additional successive one (1) year periods, unless written notice of non-renewal is received by the other party no later than sixty (60) calendar days prior to the expiration of the then current term. The initial term of this Agreement and any renewal term will collectively be referred to as the “Term.”

16.2	Termination.

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(a)	For Breach. Either party may terminate this Agreement upon written notice if the other party materially breaches any provisions of this Agreement and fails to remedy that breach within thirty (30) days after written notice thereof.

(b)	For Supplier’s Insolvency. Google may immediately terminate this Agreement if Supplier becomes insolvent, enters into voluntary or involuntary bankruptcy, ceases to conduct business, or assigns its interests in this Agreement to a third party creditor.

(c)	For Convenience. Google may terminate this Agreement at any time upon written notice to Supplier.

16.3	Survival. Sections 1, 10.1, 11, 14, 15, and 17 of this Agreement will survive any termination or expiration of this Agreement.

17.	General.

17.1	Force Maieure.

(a)	Definition. “Force Majeure” means an event or circumstance that prevents a party from performing its obligations under this Agreement and that event or circumstance:

(i)	was not anticipated as of the Effective Date;

(ii)	is not within the reasonable control of that party or is not the result of that party’s negligence; and

(iii)	cannot be overcome or avoided by that party using reasonably diligent efforts.

(b)	Effect of Force Maieure. Neither party will be considered in default of performance of its obligations under this Agreement to the extent that performance of those obligations is delayed by a Force Majeure event. If Supplier fails to deliver Product due to a Force Majeure event, Google may still terminate this Agreement or the affected Purchase Order(s).

17.2	Delegation and Subcontracting. Supplier may not delegate its duties or subcontract any work performed under this Agreement without Google’s prior written consent and obtaining its delegates’ and subcontractors’ written agreement to the terms and conditions of this Agreement. Supplier will be responsible for any acts or omissions of its delegates and subcontractors and will remain obligated to Google for the performance of its obligations under this Agreement.

17.3	Assignment. Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party, except that Google may assign this Agreement to an Affiliate.

17.4	Governing Law. This Agreement will be governed by the laws of the State of California, excluding conflict of law rules. Each party agrees to submit to the personal and exclusive jurisdiction of the courts located in Santa Clara County, California. The parties specifically exclude from application to this Agreement the United Nations Convention on contracts for the International Sale of Goods.

17.5	Independent Contractors. The parties are independent contractors, and this Agreement does not create an agency, partnership or joint venture between them.

17.6	Notices. All notices must be in writing and addressed to the attention of the other party’s Legal Department and primary point of contact. Notice will be deemed given when actually received or refused.

For Google CAR, Epidemic Failure, or other Product quality issues:

Supplier-PCNs0000le.com and

Current Google Commodity Manager

For all other notices to Google:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

Attn: General Counsel

Facsimile: (650) 618-1833

Email: leoal-notices0000le.com

For Supplier:

Innolight Technology Inc.

3 Results Way

Cupertino, CA 95014

Attn: Osa Mok, Chief Marketing Officer

Fax: 408-777-8091

17.7	Severability. If any provision of this Agreement is found unenforceable or invalid, the remainder of the Agreement will remain in full force and effect and it and any related provisions will be interpreted to best accomplish the unenforceable provision’s essential purpose.

17.8	Waiver. A waiver of any provision of this Agreement by a party must be in writing to be effective and will in no way be construed as a waiver of any later breach of that provision.

17.9	No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or will be construed to confer upon or give to any person or entity other than Google, Google Affiliates, and Google Designated Buyers, and Supplier any rights, remedies or other benefits under or by reason of this Agreement.

17.10	Order of Precedence. When interpreting this Agreement, precedence will be given to the respective parts in the following descending order:

(a)	Product Exhibits,

(b)	Addendums,

(c)	this Agreement,

(d)	other documents incorporated by reference herein, and

(e)	Purchase Orders.

17.11	Records and Audit Rights. Supplier will keep and maintain complete and accurate books, records, and accounts relating to this Agreement. During the Term, and for a period of one year thereafter, Google may audit Supplier’s relevant records to confirm Supplier’s compliance with this Agreement. Google’s auditor will only have access to those books and records of Supplier that are reasonably necessary to confirm such compliance.

17.12	Counterparts. The parties may execute this Agreement in counterparts, including facsimile, PDF, and other electronic copies, which taken together will constitute one instrument.

17.13	Entire Agreement, Modification. This Agreement and the exhibits hereto, represent and constitute the entire agreement between the parties, may only be amended in writing signed by both parties, and supersede all prior agreements and understandings with respect to the matters covered by this Agreement.

17.14	Electronic Signatures. Each party to this Agreement agrees to use electronic signatures; and be subject to the provisions of the U.S. E-SIGN Act (i.e., the Electronic Signatures in Global and National Commerce Act (ESIGN, Pub.L. 106229, 14 Stat. 464, enacted June 30, 2000, 15 U.S.C. ch.96).

The parties agree to the terms of this Agreement and have caused this Agreement to be signed by their duly authorized representatives.

Google Inc.	Supplier: InnoLight Technology Inc.

/s/ Barton Sano	/s/ Osa Mok
(Authorized Signature)	(Authorized Signature)

Barton Sano	Osa Mok
(Name)	(Name)

VP Engineering	Chief Marketing Officer
(Title)	(Title)

May 22, 2012	May 11, 2012
(Date)	(Date)